Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 26, 2014, with respect to the consolidated financial statement of NorthStar/RXR New York Metro Income, Inc. (a Maryland corporation) and subsidiary contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
New York, New York
November 26, 2014